Exhibit 10.16

Free English Translation

PARTNERSHIP AGREEMENT AND OTHERS COVENANTS

JBS S.A., a publicly-held company with authorized capital, registered with the CNPJ/ME under No. 02.916.265/0001-60, with headquarters in the city of São Paulo, state of São Paulo, at Avenida Marginal Direita do Tietê, 500, Block I, 3rd Floor, Vila Jaguara, CEP 05118-100, duly represented herein in accordance with its Bylaws (“JBS”)

GUIABOLSO PAGAMENTOS LTDA., a limited liability business company, registered with the CNPJ/ME under No. 23.829.172/0001-78, with headquarters in the city of São Paulo, state of São Paulo, at Avenida Manuel Bandeira, 291, Cond. Atlas Office Park, Block B, 3rd floor - offices 43 and 44, Vila Leopoldina, CEP 05317-020, duly represented herein in accordance with its Articles of Association (“GuiaBolso”); and

PICPAY INSTITUIÇÃO DE PAGAMENTO S.A., a privately-held company, registered with the CNPJ/ME under No. 22.896.431/0001-10, with headquarters in the city of São Paulo, state of São Paulo, at Avenida Manuel Bandeira, 291, Cond. Atlas Office Park, Block A, 1st floor - offices 22 and 23, 2nd and 3rd floors, Vila Leopoldina, CEP 05317-020, duly represented herein in accordance with its Bylaws (“PicPay”);

JBS, GuiaBolso, and PicPay, hereinafter collectively referred to as “Parties” and individually as a “Party,”

WHEREAS:

(i) the Parties wish to formalize a partnership for the development of a business-to-business digital marketplace platform, to be developed by GuiaBolso to meet the needs of JBS (“Partnership”).

(ii) (once implemented, the Platform will be operated by GuiaBolso through the provision of certain services, activities, and obligations to be stipulated in this Agreement and in a software license agreement, services agreement, and other agreements to be entered into between the Parties in the future (“Operating Agreement” and, together with this Agreement, the “Partnership Documents”);

(iii) the services to be provided will include the provision of (a) business intermediation services between Platform users and JBS and Affiliates, with the availability of their products on the Platform; (b) sharing of certain data of the Parties for the purpose of providing marketplace services through the Platform, (c) data analysis related to the consumption chain, through a Data Intelligence Module to be developed, (d) sales platform and fulfillment of tasks of the JBS sales force, (e) platform for connecting the shopper/end consumer with JBS to enhance retail sales, and (f) other services described in the Operating Agreement, in any case subject to the Service Level Agreements (SLAs) provided for in this Agreement (“Services”);

(iv) in consideration for the Services set forth in the Operating Agreement and other potential services and activities that may be negotiated and agreed upon, JBS shall pay GuiaBolso the Total GuiaBolso Compensation (as defined below).

(v) in order to enable preliminary steps related to the creation of the Platform, GuiaBolso and JBS entered into a Private Instrument of Advance Payment and Other Covenants on October 27, 2022, as amended, through which JBS advanced amounts to be paid to GuiaBolso under the Partnership in the amount of forty-one million, nine hundred and seventy-two thousand, two hundred and sixty-six Reais and sixty-eight cents (BRL 41,972,266.68) to date, and undertakes to make additional contributions upon approval by the Committee (as defined below) up to the amount of one hundred and twenty-five million, nine hundred and sixteen thousand, eight hundred Reais (BRL 125,916,800.00), by way of advance payment for the Services (“Advance Payment” and “Advance Payment Agreement”), and

(vi) PicPay is a direct shareholder and holder of one hundred percent (100%) of the shares representing the share capital of Guiabolso Finanças Correspondente Bancário e Serviços Ltda, which in turn holds shares representing the entire share capital of Guiabolso, and it hereby assumes certain obligations relating to the Partnership as provided herein;

NOW, THEREFORE, THE PARTIES RESOLVE to enter into this Partnership Agreement and Other Covenants (“Agreement”), which shall be governed by the following clauses and provisions:

1. DEFINITIONS AND INTERPRETATION OF THE AGREEMENT

1.1. Definitions. Unless defined in other clauses of this Agreement, all capitalized terms used herein shall have the meanings listed below:

“Advance” has the meaning attributed thereto in the preamble to this Agreement.

“Affiliate” means, in relation to a legal entity, any other legal entity or unincorporated entity, as the case may be, that it directly or indirectly controls, by which it is individually controlled, or which is under common control with said entity, wherein “control” and “controlled,” together with their variations, have the meaning attributed thereto by Article 116 of Law No. 6.404 of December 15, 1976, as amended.

“API” means application programming interface.

“Governmental Authority” means the government of the Federative Republic of Brazil or any of its Political subdivisions, whether at the federal, state, or municipal level, or any agency, autonomous governmental entity, department, or body of such government or its political subdivisions, or any venue, court, or judicial, administrative, or arbitral body with jurisdiction over the affected Party, including the Central Bank and the Administrative Council for Economic Defense.

“Central Bank” means the Central Bank of Brazil.

“CNPJ” means the National Corporate Taxpayers’ Register.

“Civil Code” means Law No. 10.406 of January 10, 2002.

“Code of Civil Procedure” means Law No. 13.105 of March 16, 2015.

“Committee” has the meaning attributed thereto in Section 2.1 of this Agreement.

“Potential Buyer” has the meaning attributed thereto in Section 3.4 of this Agreement. Agreement.

“JBS Competitors” has the meaning attributed thereto in Section 3.3 of this Agreement.

“Advance Agreement” has the meaning attributed thereto in the preamble to this Agreement.

“Operating Agreement” has the meaning attributed thereto in the preamble to this Agreement.

“Agreement” has the meaning attributed thereto in the Preamble to this Agreement. It includes this Agreement, any exhibits and amendments thereto, as well as any document that may be incorporated into this Agreement as expressly agreed between the Parties.

“Control” (and its variations) means, with respect to one of the Parties, (i) the power held by another person (individual or legal entity) to elect, directly or indirectly, a majority of the managers and to determine and conduct the policies and management of such Party, whether individually or jointly with its Affiliates; or (ii) the direct or indirect ownership, by means of a voting agreement, contract or otherwise, by a person (individual or legal entity) and its Affiliates, of at least fifty percent (50%) plus one (1) share representing the voting stock of the Party in question.

“JBS Data” means the data to be shared by JBS with GuiaBolso, as provided for in the Operating Agreement.

“PicPay Data” means the data to be shared by PicPay with JBS related to the client databases and operations of PicPay and its Affiliates, as provided for in the Operating Agreement.

“Personal Data” means any information relating to an identified or identifiable individual or legal entity that is processed as a result of the Parties’ obligations under this Agreement, as well as information that is shared with or made available between the Parties under this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or national holiday in Brazil, or any day on which, for any reason, there is no banking activity or operation of the financial market nationwide or in the city of São Paulo, State of São Paulo.

“Right of First Refusal” has the meaning attributed thereto in Section 3.4 of this Agreement.

“Intellectual Property Rights” means any and all patents, industrial designs, utility models, inventions, copyrights or related rights, trademarks and service marks, trade names and domain names, software, programs, applications, source codes, object codes, firmware, operating systems, technical specifications, descriptive reports, internal functional specifications, diagrams, flowcharts, APIs, technical data necessary for the absorption or integration of technology, copyright, image rights, goodwill, know-how, trade secrets, and all other Intellectual Property Rights, whether registrable or not, and including all applications and rights to apply for and grant, renewals or extensions of, and rights to claim priority, such rights and all similar or equivalent rights or forms of protection that subsist or will subsist, in Brazil or abroad.

“Partnership Documents” has the meaning attributed thereto in the preamble to this Agreement.

“Triggering Events” has the meaning attributed thereto in Section 3.5.1 of this Agreement.

“Guiabolso” has the meaning attributed thereto in the preamble to this Agreement.

“Confidential Information” has the meaning attributed thereto in Section 8.1 of this Agreement.

“JBS” has the meaning attributed thereto in the preamble to this Agreement.

“Banking Secrecy Law” means Supplementary Law No. 105 of January 10, 2001.

“General Data Protection Law” or “LGPD” means Law No. 13.709 of August 14, 2018.

“Applicable Laws and Regulations” means the Federal Constitution, laws, rules, regulations, and any legal and self-regulatory norms issued by competent Brazilian authorities and self-regulatory entities that are applicable to either Party individually or to both Parties jointly.

“Data Intelligence Module” means the Platform module in which (i) (a) consumption data obtained from PicPay users and (b) consumption and supply data obtained from Platform users are aggregated and processed; and (ii) relevant outputs are generated and directed to Platform users, as detailed in the Operating Agreement. The Parties shall only share Personal Data for which they have adequate legal grounds, under applicable law, and shall use such Personal Data exclusively for the purposes of developing the subject matter of the Partnership and executing the services provided through the Platform.

“Exercise Notice” has the meaning attributed thereto in Section 3.4.1 of this Agreement.

“Option Exercise Notice” has the meaning attributed thereto in Section 3.5.4 of this Agreement.

“Sale Notice” has the meaning attributed thereto in Section 3.4 of this Agreement.

“Offering” has the meaning attributed thereto in Section 3.4 of this Agreement.

“Call Option” has the meaning attributed thereto in Section 3.5 of this Agreement.

“Perpetual Licensing Option” has the meaning attributed thereto in Section 3.6 of this Agreement.

“Project Budget” has the meaning attributed thereto in Section 3.1.1.

“Partnership” has the meaning attributed thereto in the Preamble to this Agreement.

“Receiving Party” has the meaning attributed thereto in Section 8.1 of this Agreement.

“Disclosing Party” has the meaning attributed thereto in Section 8.1 of this Agreement.

“Party” or “Parties” have the meaning attributed thereto in the Preamble to this Agreement.

“Equity Interest” means (i) shares issued by GuiaBolso or its Subsidiaries; (ii) any rights related to shares issued by GuiaBolso; or (iii) any security convertible into or exchangeable for shares or stock issued by GuiaBolso.

“POS” means any commercial establishment in the small retail channel (or point of sale) that sells JBS products and those of its Affiliates.

“Person” means any individual, legal entity, or unincorporated entity, including, but not limited to, companies of any type, de facto or de jure, consortia, partnerships, associations, joint ventures, investment funds, and universality of rights.

“PicPay” has the meaning attributed thereto in the preamble to this Agreement.

“Initial Plan” has the meaning attributed thereto in Section 3.2.

“Platform” means the new business-to-business digital marketplace platform with a Data Intelligence Module developed and operated by GuiaBolso, capable of providing the Services.

“Term” has the meaning attributed thereto in Section 7.1 of this Agreement.

“Exercise Price” has the meaning attributed thereto in Section 3.5.2 of this Agreement.

“GuiaBolso Total Compensation” has the meaning attributed thereto in Section 4.1 of this Agreement.

“Representatives” has the meaning attributed thereto in Section 8.1 of this Agreement.

“Committee Meeting” has the meaning attributed thereto in Section 3.1.4 of this Agreement.

“Services” has the meaning attributed thereto in the preamble to this Agreement.

“Third Party” means, in relation to a Party, any Person that is not an Affiliate.

“Transfer” (and its variations) means the disposition, sale, assignment, exchange, donation, transfer, contribution to capital, disposal, cancellation, or replacement of shares, of any form, whether free of charge or for consideration, wholly or in part, voluntarily or involuntarily, or any other legal act or transaction that results in the transfer of ownership and/or rights relating to shares, including those carried out through merger, spin-off, or consolidation, as well as through the exchange of shares, as well as the granting of an option to acquire shares.

1.2. Interpretation. In interpreting this Agreement:

(i) headings and titles shall not limit or affect, in any way, the interpretation of the text, being used only for convenience and reference purposes;

(ii) references to any documents or instruments, including this Agreement, shall include all their respective exhibits, amendments, replacements, restatements, and supplements, unless otherwise expressly stated;

(iii) references to legal or regulatory provisions shall be interpreted as references to such provisions as in effect at the time of the fact to which they apply (as amended or revoked by other legal and regulatory provisions, including legal or regulatory provisions that replaced them) and shall include provisions from which they originate (with or without modifications), as well as any subordinate decisions, regulations, instruments, or other legal norms subordinate to such provisions;

(iv) unless otherwise expressly indicated, references to clauses, paragraphs, and exhibits refer to clauses, paragraphs, and exhibits to this Agreement;

(v) all references to persons include their successors, beneficiaries, and permitted assigns;

(vi) all definitions used in this Agreement shall apply in both the singular and plural forms, regardless of gender;

(vii) Except as expressly provided in this Agreement, (a) references to any period shall be considered references to the number of consecutive days; (b) all periods and terms provided for in this Agreement shall be counted excluding the date of the event that gave rise to the commencement of that period or term, and shall include the last day of said period or term, as provided for in article 224 of the Code of Civil Procedure; (c) all terms established herein that end on a day that is not a Business Day shall be automatically extended to the first subsequent Business Day.

(viii) all references to “including” shall be understood as “including, but not limited to” and are merely illustrative and not exhaustive; and

(ix) the Parties represent that, in case of ambiguity or doubt in the interpretation of this Agreement, this Agreement (and each of its provisions) shall be construed as having been drafted jointly by the Parties, without any presumption or burden of proof in favor of or against any Party arising from the authorship of any of the provisions of this Agreement, and expressly waive the provisions of article 113, paragraph 1, item IV of the Civil Code.

2. SUBJECT MATTER

2.1. Subject Matter of the Agreement. The subject matter of this Agreement is to regulate, among other matters, the general terms and conditions of the Partnership, the characteristics of the Platform to be developed, the Platform development process, the operation of the Development and Finance Committee to be established by the Parties (“Committee”), the Advance Payment, certain rights and obligations of JBS, PicPay, and GuiaBolso with respect to the Platform and certain rights and obligations of JBS and PicPay with respect to GuiaBolso, the responsibilities of each Party and the list of the instruments entered into, or to be entered into, within the scope of the Partnership.

2.2. Contractual Relationship. The Agreement, Advance Agreement, and the Operating Agreement (including their addenda and renewals) are part of a single operation to develop the Partnership. As an essential condition for the establishment of the Partnership and the objects and terms set forth in the other documents mentioned above (including the Advance Payment), PicPay and GuiaBolso irrevocably and unalterably granted the rights set forth in Sections 3.4 (Right of First Refusal), 3.5 (Option to Purchase and Perpetual Licensing), 3.6 (Third-Party Adhesion to the Partnership Documents), 3.7 (Right of Parity), and 4.1 (JBS Compensation and Take Rate) in favor of JBS and all its Affiliates, current and future.

3. PARTNERSHIP STRUCTURE

3.1. Development and Finance Committee. The Committee will be composed of five (5) members from JBS, five (5) members from PicPay and one (1) member from Flora Produtos de Higiene e Limpeza S.A.

3.1.1. The Committee is a body for monitoring and advising this Partnership.

3.1.2. The Committee has technical and strategic functions aimed at establishing amicable solutions for any conflicts or controversies arising from the rights and obligations contemplated in this Agreement or its execution, including those related to the restoration of the economic-financial balance, as well as monitoring the Partner's progress, recommending directions and improvements directly related to the provision of services to JBS.

3.1.3. The Parties hereby expressly acknowledge and agree that the members of the Committee may not make any decision or adopt any measure that alters, modifies, replaces, revokes, or in any other way implies a waiver and/or compromise of any rights of the Parties arising from this Agreement, and any act to that effect shall be ineffective.

3.2. Platform Development. The Platform shall be developed in accordance with the initial development and operation plan of the platform (“Initial Plan”).

3.2.1. GuiaBolso undertakes to apply and engage the necessary resources, including human resources and knowledge, for the development of the Platform, in accordance with the Project Budget, as approved by the Committee at a Committee Meeting.

3.2.2. The Parties agree to share certain JBS Data and PicPay Data for the purpose of implementing the Platform's Data Intelligence Module, subject to the rules of the Operating Agreement. Furthermore, the Platform's terms of use, the Platform's Privacy Policy, and contracts entered into with other users must provide for the possibility of sharing data with JBS and PicPay Affiliates (including GuiaBolso) in order to enable the continuous operation and development of the Data Intelligence Module, respecting applicable relevant legislation (especially, but without limitation, in the case of sharing Personal Data).

3.2.3. Platform Continuity. During the term of this Agreement, GuiaBolso shall continuously develop, update, and improve the Platform, as well as provide ongoing technical assistance for the maintenance and proper functioning of the Platform.

3.2.4. Platform Ownership. GuiaBolso undertakes to maintain in its own name all ownership and property rights, including Intellectual Property Rights, of the Platform, the software used on the Platform and its respective components (including source code and other structural elements, current and future, including derivatives), refraining from transferring them, in whole or in part, in any form and under any title (including, without limitation, by alienation, sale, assignment, licensing, lease, rental, pledge or any other transaction with a similar effect), except for the exceptions and conditions provided for in the Partnership Documents.

3.2.4.1. If the Parties decide by mutual agreement and when applicable, the software used on the Platform (and its relevant periodic updates) must be properly and promptly submitted for registration with the National Institute of Industrial Property - INPI by GuiaBolso.

3.2.4.2. The Platform will be developed by GuiaBolso using its own personnel or contracted third parties. GuiaBolso must ensure that all employees and third parties involved in the development of the Platform and its updates sign a specific agreement irrevocably and unconditionally assigning all Intellectual Property Rights to the Platform and the software used on the Platform to GuiaBolso, in line with best practices in the sector, as well as committing to maintain the confidentiality of information related to the Platform and the software used on the Platform.

3.2.4.2.1. The obligation to assign Intellectual Property Rights, as stipulated in the heading of Section 3.2.4.2 above, shall not apply to third parties involved in the provision of services that are not transferable in terms of ownership of the technology used to execute the Platform, such as support and maintenance of the software used on the Platform and/or the intellectual property of pre-existing materials of these third parties, used as tools for the provision of services.

3.3. The Intellectual Property of the Data Intelligence Module created and developed by PicPay, GuiaBolso and JBS shall be the exclusive property of GuiaBolso. The algorithms created between the Parties shall be exclusively dedicated to JBS and hosted in a separate and exclusive environment for JBS. If JBS wishes to structure its own environment to host these algorithms, PicPay and Guia Bolso will be obligated to provide the source code and architecture of all these exclusive JBS algorithms. JBS also commits to sharing any algorithms that may be developed for it and created to serve the PicMarket platform.

3.4. Restricted List. GuiaBolso undertakes, for the term of this Agreement, (i) not to accept as users of the Platform the competitors of JBS and its economic group listed below (“JBS Competitors”) and (ii) PicPay undertakes not to Transfer Equity Interest issued by GuiaBolso directly or indirectly owned by PicPay to (or allow the subscription of Equity Interest issued by GuiaBolso by) JBS Competitors.

3.5. Right of First Refusal. Except as provided in Section 3.6 below and subject to the provisions of Section 3.4 above, if PicPay wishes to Transfer Equity Interest in GuiaBolso to a Third Party that implies a change of Control of GuiaBolso (“Potential Buyer”), PicPay must obtain from that Potential Buyer a good-faith, written, binding and irrevocable offer (“Offering”), by which the Potential Buyer will confirm that it is eligible and intends to acquire the shares offered by PicPay in accordance with the terms and conditions indicated in the Offering. JBS is assured the right of first refusal to acquire the Equity Interest subject to the Offering under the same terms and conditions established in the Offering (“Right of First Refusal”). For the purposes of exercising the Right of First Refusal, PicPay must notify JBS in writing of the receipt of the Offering, attaching a copy of the Offering and any related documents/instruments, the name and address of the Potential Buyer, identification of its economic group and direct and indirect controlling shareholders up to its ultimate beneficiaries, the number of shares or quotas for sale, the price to be paid per share or quota and the payment terms of the Equity Interest, as well as a request for JBS to express its opinion on whether or not to exercise the Right of First Refusal (“Notification of Sale”).

3.5.1. Within thirty (30) days of receiving the Sale Notice, JBS must send a written notification to PicPay (“Exercise Notice”), stating whether or not it wishes to acquire the entirety of the Equity Interest offered by PicPay to the Potential Buyer under the same conditions specified in the Offering.

3.5.2. If it chooses to exercise the Right of First Refusal, JBS must acquire the Equity Interest offered by PicPay to the Potential Buyer, in accordance with the terms of the Offering.

3.5.3. If JBS (a) waives the exercise of the Right of First Refusal or (b) the Notice of Exercise is not delivered in accordance with the terms set forth above, PicPay will have one hundred and twenty (120) days from any of the dates relating to the facts described above, as the case may be, to carry out the necessary actions to implement the transfer of the shares to the Potential Buyer, under the same terms of the Offering. If the completion of the actions to Transfer the Equity Interest to a Potential Buyer does not occur within one hundred and twenty (120) days, if it is still in PicPay's interest to dispose of or transfer Control of GuiaBolso, the procedure set forth in this Section 3.5 must be restarted.

3.5.4. The Right of First Refusal provided for herein shall also apply to the Transfer of subscription rights for the issuance of new shares or quotas of GuiaBolso.

3.6. Call Option and Perpetual License. (i) PicPay, hereby, for itself and its successors and assigns under Section 3.7, irrevocably and unalterably grants. JBS, which hereby accepts and receives, an option to acquire and require that PicPay (or its successors and assigns) transfer one hundred percent (100%) of the Shareholding in GuiaBolso, upon payment of the Exercise Price (defined below) (“Call Option”) and (ii) GuiaBolso hereby grants, irrevocably and irreversibly, to JBS, which hereby accepts and receives, an option to acquire a perpetual license to use the Platform, global, non-exclusive, licensable, unrestricted, irrevocable and unretractable, including the respective Intellectual Property Rights of the Platform, upon payment of the Exercise Price (defined below) (“Perpetual Licensing Option”).

3.6.1. The exercise of the Call Option and the Perpetual Licensing Option will be conditional upon the occurrence of any of the following events (“Triggering Events”):

(i) change of control of PicPay and/or GuiaBolso;

(ii) termination, by PicPay or GuiaBolso, of any Partnership Document, except for any grounds for termination caused by the respective PicPay or GuiaBolso Party that may be provided for in the Partnership Documents; or

(iii) termination caused by JBS of any Partnership Document; or

(iv) discontinuation of GuiaBolso or withdrawal by PicPay and GuiaBolso and their Affiliates from continuing to actively operate and develop the Platform.

3.6.2. The price to be paid by JBS for exercising the Call Option or acquiring the Equity Interest in GuiaBolso or the Perpetual Licensing Option will correspond to: (i) in the case of the Triggering Events listed in items (ii), (iii) and (iv) of Section 3.6.1 above, the amount of one Real (BRL 1.00) and (ii) in the case of the Trigger Event listed in item (i) of Section 3.6.1 above, the fair market value of one hundred percent (100%) of the GuiaBolso issuance quotas, in accordance with best accounting and market practices.

3.6.3. In the event of any Trigger Event, the company will have the right (but not the obligation) to exercise the Call Option or the Perpetual License Option by sending written notification to PicPay or GuiaBolso within sixty (60) days from and after the Trigger Event (“Option Exercise Notification”).

3.6.4. If the Call Option or the Perpetual License Option is exercised as a result of the Trigger Event listed in item (i) of Section 3.6.1 above, JBS must submit, together with the Option Exercise Notification, the calculation of the Exercise Price.

3.6.4.1. In the event that PicPay presents a discrepancy in relation to the Exercise Price informed by JBS, the Parties shall attempt to resolve it in good faith through PicPay. If the Parties are successful in resolving the matter, they shall execute a written document confirming the terms of the agreement, and the agreed Exercise Price shall be considered final and binding between the Parties. If the Parties do not reach a consensus regarding the disagreement within the Discussion Period, the Parties shall submit such disagreement to an Independent Committee, formed in accordance with Section 3.6.4.2 below.

3.6.4.2. The Independent Committee will be formed by four (4) people, two (2) appointed by JBS and two (2) appointed by PicPay, and who must be independent of both Parties as defined in the New Market Regulations of B3.

3.6.4.3. The Parties agree that the fees of the Independent Committee will be borne by the Parties in the proportion of fifty percent (50%) for PicPay and fifty percent (50%) for JBS.

3.6.4.4. The Parties undertake to cooperate with the Independent Committee, promptly providing any and all information required.

3.6.4.5. Through the exercise of the Perpetual Licensing Option, GuiaBolso shall deliver the software used on the Platform and its respective components, including (i) a copy of the Platform's source code and the software used on the Platform (updated) with comments (and other current and future structural elements, including derivations); (ii) descriptive report; (iii) internal functional specifications; (iv) diagrams; (v) flowchart; and (d) other technical data necessary for the absorption of the Platform's technology.

3.7. Third-Party Adherence to the Partnership Documents. Before any operation (or series of operations) that may alter the control of GuiaBolso, Third Parties who subscribe to or acquire Equity Interest in GuiaBolso, for whatever reason, will have the obligation, as a condition for the acquisition or subscription of the Equity Interest, to commit to observing the rights of JBS provided herein and in the Operating Agreement, including continuing to operate the Platform for a minimum of three (3) years maintaining the contractual, commercial, and operational conditions (SLAs) in effect prior to the change of control, without prejudice to the specific provisions applicable in relation to each contract.

3.8. Right of Parity. If GuiaBolso offers any more favorable commercial conditions to any other users of the Platform, it must notify JBS (and its Affiliates) of this fact within ten (10) business days from the signing of the agreement with the other user, including information about the commercial condition offered (“Commercial Condition Notice”). JBS has the right to demand that the same commercial conditions offered to the other user be extended to it in whole or in part (“Right of Parity”), for which purpose it shall inform GuiaBolso if it wishes to exercise its Right of Parity. If JBS exercises its Right of Parity, the Parties shall amend the Operating Agreement to incorporate the commercial condition into the Operating Agreement.

4. AGREEMENT COMPENSATION

4.1. Compensation. Due to and as an essential condition of establishing the Partnership under the terms agreed upon in this Agreement, the Advance Payment Agreement, and the Operating Agreement, JBS and its Affiliates shall be entitled to receive the provision of Services in exchange for total compensation (“JBS Take Rate”) (including commission, intermediation, service provision, and any other amounts) equivalent, for each accounting period (as defined in the Operating Agreement), to the amount resulting from multiplying (A) the volume in reais of sales made by JBS (and/or its Affiliates) on the Platform by (B) the applicable JBS Take Rate (“GuiaBolso Total Compensation”).

4.1.1. “JBS Take Rate” means:

(i) by December 31, 2025, five tenths of a percent (0.5%);

(ii) from January 1st, 2026, (i) five tenths of a percent (0.5%) if JBS' (and its Affiliates') share of GuiaBolso's gross revenue is less than eighty percent (80%), or (ii) forty-five hundredths of a percent (0.45%) if such share is equal to or greater than eighty percent (80%); and

(iii) from January 1st, 2027, (i) five tenths of a percent (0.5%) if JBS' (and its Affiliates') share of GuiaBolso's gross revenue is less than eighty percent (80%), or (ii) four tenths of a percent (0.4%) if such share is equal to or greater than eighty percent (80%).

4.1.2 The JBS Take Rate value already considers all taxes that are or may be applicable to this Agreement, and no claims for price revision or reimbursement will be accepted, including in the case of amendments to the law.

4.1.3 At any time, if GuiaBolso offers other users commission, brokerage and/or service fees related to the Platform under more advantageous conditions than the Differentiated Take Rate, the Differentiated Take Rate and the GuiaBolso Total Compensation shall be adjusted to reflect such advantages for the duration thereof.

4.1.4. The Parties represent that they will use their best efforts to review and renegotiate the JBS Take Rate compensation due to changes in scope, strategy, or business model that alter the essence of the Services.

4.1.5 The rights of JBS and its Affiliates provided for in this Section 4.1 shall remain valid and be reflected in the Operating Agreement, including its amendments and renewals, until the decision to continue operating GuiaBolso or the decision of PicPay and GuiaBolso and its Affiliates to cease actively operating and developing the Platform.

4.2. Deduction of the Advance. The Advance, as adjusted for inflation by the variation of the National Consumer Price Index - IPCA/IBGE (or another index that may replace it in case of its extinction) from the date of the actual disbursements until the date of its effective offsetting or payment, shall be offset against the Total GuiaBolso Compensation due by JBS from July 2026, in 24 successive monthly installments, as follows: (i) on the date of payment of the Total GuiaBolso Compensation to be invoiced by GuiaBolso against JBS, JBS will adjust the total value of the Advance payment and will offset 1/24 of this value (“Installment 1”) of the Total GuiaBolso Compensation charged by GuiaBolso in the month of July 2026 (“Compensation 1”); (ii) if the value of Installment 1 is greater than the value of Compensation 1, GuiaBolso shall pay JBS the respective difference; (iii) if the value of Installment 1 is equal to or less than the value of Compensation 1, Installment 1 shall be fully offset against Compensation 1 and JBS shall pay GuiaBolso any difference, should this be the case; and (iv) the offsetting process described in this section shall be repeated for all subsequent 23 months so that, by June 30, 2028, the entirety of the Advance has been offset and/or refunded by GuiaBolso to JBS.

5. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

5.1. Representations of the Parties. The Parties hereby represent and warrant to each other, for all legal purposes, assuming full liability for these representations, with respect to themselves, that:

(i) they are duly organized and validly existing business entities under the laws of the Federative Republic of Brazil;

(ii) they have the capacity and power to (a) enter into this Agreement; (b) fulfill all obligations assumed under this Agreement; and (c) consummate the legal transaction in the manner contemplated in this Agreement, having taken all necessary measures to authorize its execution;

(iii) they possess the adequate, necessary and sufficient means to fulfill their obligations under this Agreement and the Partnership;

(iv) they possess all licenses and credentials necessary for the fulfillment of their obligations under this Agreement and the Partnership;

(v) they possess the knowledge and technical capacity to offer and/or maintain in regular operation all the technology channels and services necessary for the development and operation of the Platform;

(vi) this Agreement constitutes a valid and binding legal obligation of the Parties, enforceable in accordance with its terms; and

(vii) the Parties have not been and are not subject to any bankruptcy, judicial or extrajudicial reorganization proceedings or other similar applicable regimes, nor are they insolvent.

6. INDEMNIFICATION

6.1. Indemnification. Each Party irrevocably and unalterably undertakes to indemnify, defend, and hold harmless the other Party, its shareholders, Affiliates, employees, managers, successors, and assigns from any loss, direct damage (including direct damage to image), indemnification, claim, action, lawsuit or judicial, arbitral and/or administrative proceeding, penalty, fine, loss, cost and/or expenses, interest and fees (including preparation and investigation costs, reasonable attorneys' fees, consultants' or other experts' fees and costs of litigation) that may be suffered by them as a result of breach of obligations and violation of the representations provided for in this Agreement.

6.1.1. Any amount due by way of indemnification under this Section 6 shall be paid within ten (10) business days from (i) receipt by the Party of written notice from the Party to be indemnified demonstrating proven loss as determined by a final and unappealable judicial, arbitration, or administrative decision or (ii) the Party responsible for indemnifying the other Party acknowledges, in writing, that the indemnification is due.

6.1.2. In the event of any disbursements and/or losses suffered by JBS, JBS may only withhold the Total GuiaBolso Compensation due to GuiaBolso under this Agreement by sending prior notice to GuiaBolso at least thirty (30) days in advance regarding the withholding and the reason for it, guaranteeing GuiaBolso's right to defense.

6.1.3. The Parties agree that the value of any indemnifiable amount shall be adjusted by the IPCA/IBGE variation on a pro rata die basis and increased by late payment interest at the rate of one percent (1%) per month, also calculated on a pro rata die basis, both from the date on which the indemnification became due under Section 6.1.1 until effective payment of the indemnification.

6.1.4. The indemnification will cover all taxes, costs, and expenses incurred as a result of receiving such indemnification, applying a gross-up, so that the Party in question is fully indemnified for the loss suffered, as if there were no taxation or costs associated with such payments. The indemnification amount will be reduced, where applicable, by an amount equal to the tax benefit actually obtained by the Indemnifiable Party in question due to tax-deductible losses for tax purposes.

6.1.5. Neither Party shall be liable – under any theory of law and regardless of the legal grounds – for any indirect damages (including loss of business opportunities, indirect or ricochet damages, and/or incidental or consequential damages) arising out of or relating to this Agreement or the Partnership.

7. TERM AND TERMINATION

7.1. Term. This Agreement shall be in effect for a term of twenty (20) years, starting from the date of execution hereof (“Term”), and shall be automatically extended for equal and successive periods, unless either Party expresses otherwise with a minimum notice of six (6) months.

7.2. Termination for Cause. This Agreement may be terminated by the innocent Party immediately, upon delivery of written notice, without penalty, upon the occurrence of any of the following events, as applicable: (i) if either Party enters into bankruptcy, (judicial or extrajudicial) reorganization, or liquidation proceedings; or (ii) enactment of laws or regulations, or issuance of a governmental order prohibiting one or more of the Parties from fulfilling their obligations that prevent the fulfillment of the subject matter of this Agreement or the Operating Agreement; or (iii) if GuiaBolso fails to deliver the Platform within the term established in the Initial Plan.

7.3. Termination Without Cause. Except as provided in Section 7.2, if the Agreement is unilaterally and voluntarily terminated by JBS before December 31, 2027, JBS will be subject to a non-compensatory fine of ten percent (10%) of the difference between the effective revenue obtained by GuiaBolso with the JBS Take Rate under the Operating Agreement for its entire term and the amount of one billion, three hundred and sixty thousand, four hundred and eighty-nine, nine hundred and forty reais and forty cents (BRL 1,360,484,942.40), which amount shall be adjusted for inflation by the variation of the IPCA/IBGE (or any other index that may replace it in the event of its extinction) until the date of effective payment of this fine, without prejudice to any applicable indemnification obligations, as provided for in Section 6 above, as well as the obligation to pay any direct losses and damage suffered by PicPay or Guiabolso as a result of termination of this Agreement.

7.3.1. Non-Duplication. The fine stipulated in Section 7.3 above shall not, under any circumstances, be charged in duplicate with the fine stipulated in Section 12.3 of the Operating Agreement.

7.4. Effects of Termination. Even if this Agreement is terminated, (i) Sections 3.4 (Right of First Refusal), 3.5 (Call Option and Perpetual Licensing), 3.6 (Third-Party Adhesion to Partnership Documents), 3.7 (Right of Parity), (JBS Compensation and Take Rate), 6 (Indemnification), 8 (Additional obligations), and 10 (General Provisions), as well as all conditions relating to privacy and data protection, shall survive termination of this Agreement until the discontinuation by GuiaBolso or the withdrawal of PicPay and GuiaBolso and its Affiliates from continuing to actively operate and develop the Platform (or operation on similar bases); and (ii) no provision contained in this Agreement shall exempt a Party from any obligation to indemnify due to the breach of any obligation or undertaking under this Agreement.

7.5 Should the termination or rescission of the Agreement occur during the development of the Platform, the costs and expenses borne so far by the Parties will be shared on an equal basis, this being duly agreed upon in a proper instrument to be executed between the Parties.

8. ADDITIONAL OBLIGATIONS

8.1. Confidentiality. The Parties acknowledge that each Party and its respective managers, employees, subcontractors, successors, agents, and representatives (“Receiving Party”) may have access to proprietary or confidential information of the other Party for reason of fulfilling the obligations set forth in this Agreement (“Disclosing Party”), of their respective clients and of any other third parties relating to the operations and business of the Disclosing Party, including, but not limited to, all information relating to the Parties' clients, the products offered by the Parties, sales strategy, characteristics and conditions of the financial products offered by the Parties, secrets or financial, operational, economic, technical, or legal information of agreements, opinions, or other documents of the Disclosing Party contained in any physical or digital medium (“Confidential Information”), it being hereby established that (i) the Confidential Information may be disclosed to managers, employees, subcontractors, successors, agents, representatives, and consultants, current or future, of the Receiving Party who need access to the Confidential Information by virtue of fulfilling the obligations established in this Agreement (“Representatives”); (ii) the disclosure to third parties, directly or indirectly, in whole or in part, individually or collectively, in Brazil or abroad, by any means, of any piece of Confidential Information will depend on prior and express written authorization from the Disclosing Party; and (iii) the Confidential Information may not be used for purposes other than those expressly defined in this Agreement.

8.1.1. If either Party or any of its Representatives is required, by law, court order, or by determination of any Governmental Authority, to disclose any piece of Confidential Information, such Party shall, without prejudice to the timely compliance with the legal or administrative determination and except if prevented by a specific court order or regulation, notify the other Party of this obligation as soon as possible, so that the Parties may, by mutual agreement, take appropriate measures, including legal action, to preserve the Confidential Information. If the measures taken to preserve the Confidential Information are unsuccessful, only the Confidential Information strictly necessary to satisfy the legal duty and/or compliance with a court order or the order of any competent authority shall be disclosed.

8.1.2. The confidentiality commitment herein excludes information: (i) available to the public in any way other than by disclosure thereof by either Party or any of its Representatives, including information disclosed by either Party to the market due to regulatory or normative requirements; (ii) that was already known to the other Party or any of its Representatives before the disclosure of said information pursuant to this Agreement; and (iii) that was independently developed without the use of or reference to the Confidential Information or in violation of the provisions of this Agreement.

8.2. Term of the Confidentiality Obligation. The confidentiality obligations set forth in this Agreement shall remain in effect for the term of this Agreement, as well as for an additional term of five (5) years from termination hereof, regardless of the reason and manner of its termination.

8.3. Migration of JBS operations. JBS undertakes to make its best efforts to migrate, maintain and transact all of its POS-related operations on the Platform, provided that the Platform is 100% developed and delivered for use by GuiaBolso as per the Initial Plan.

9. RELATIONSHIP BETWEEN THE PARTIES

9.1. Relationship between the Parties. The Parties represent that they are acting independently. The contractual relationship agreed upon herein shall not be interpreted as a joint venture, association, partnership, agency, or commercial representation, and each Party shall maintain total independence and autonomy in the administration and management of its respective business. Neither Party nor its respective representatives and employees shall, under any circumstances, be considered agents or representatives of the other Party, and none of them may enter into contracts or agreements on behalf of the other Party, or bind the other Party to third parties.

9.1.1. Each of the Parties shall retain absolute control over all commercial strategies and policies relating to its own activities, including, without limitation, pricing (including terms, payment conditions, and rates) and management of its businesses and product portfolios, without prejudice to the commercial conditions set forth in this Agreement.

9.2. No Relationship. In accordance with Laws 13.429/2017 and 13.467/2017, it is expressly established that this Agreement does not create any employment and/or social security relationship between the Parties or between one Party and the employees, agents, consultants, and any subcontractors of the other Party, and each Party shall be exclusively responsible for payment of the respective labor, social-security, tax, insurance, and social-security charges of the persons they hire for their service.

9.2.1. In the event that one of the Parties is ordered to pay any amounts based on a labor claim arising from an employee of the other Party, or from a person providing services on its behalf, the Parties shall observe the provisions of Section 6.

10. GENERAL PROVISIONS

10.1. Entire Agreement. This Agreement and the Partnership Documents contain the entire agreement and understanding regarding the subject matter of this Agreement between the Parties and specifically supersede any prior understandings of the Parties regarding the subject matter of this Agreement. In case of conflict between this Agreement and the other Partnership Documents, this Agreement shall prevail.

10.2. Assignment. Neither Party may assign or transfer, in whole or in part, the rights and obligations arising from this instrument, except (i) with the prior written consent of the other Party or (ii) by JBS to any of its Affiliates, by simple notice to PicPay and Guiabolso; or (iii) by PicPay and/or Guiabolso to any of its Affiliates, by simple notice to JBS. In any case of assignment authorized under this section, the assignment will only become effective if the assignee demonstrates to the other Party, to its reasonable satisfaction, that all provisions of the Partnership Documents will remain valid, binding, and effective.

10.3. Amendments. The clauses and conditions established herein may only be amended by means of a contractual amendment signed between the Parties.

10.4. Binding Nature and Succession. This Agreement shall bind and remain in force for the benefit of the Parties and their respective authorized assignees and successors.

10.5. Severance. In the event that one or more provisions of this Agreement are deemed null, voidable, invalid, unenforceable, or ineffective, the legality, validity, enforceability, and effectiveness of the remaining provisions contained in this Agreement shall not, in any way, be affected and/or prejudiced by such event, remaining in full force and effect as if such null, voidable, invalid, unenforceable, or ineffective provision were not contained in this Agreement.

10.6. Waiver. Failure to exercise any options, powers, or rights or the agreement to the consent to non-compliance with any terms or conditions under this Agreement shall not constitute a waiver of any provisions under this Agreement, nor shall it prevent said Party from executing or exercising any of these options, powers, or rights at any time.

10.7. Tolerance. No tolerance or delay by either Party in enforcing or demanding compliance with the rights and obligations agreed upon in this Agreement shall constitute novation or precedent of any kind. Such tolerance shall not prejudice or restrict the exercise of the same rights and obligations in similar future situations, nor shall it exempt, in any case, either Party from the full performance of its obligations, in accordance with what is agreed and contemplated herein.

10.8. Notices. Any notice relating to this Agreement shall be made in writing and may be delivered personally, sent by mail or electronic means (including email), in any case with proof of receipt, and shall be addressed to the representatives and addresses below:

(i) if to JBS:

Attn.: João Pilla

email: joao.pilla@jbs.com.br

Av. Marginal Direita do Tietê, 500

Vila Jaguara – CEP 05118-100

São Paulo, SP

(ii) if to Guiabolso or PicPay:

Attn.: Bruno Guarnieri

email: bruno.guarnieri@picpay.com | juridico@picpay.com | finserv.legal@picpay.com

Av. Manuel Bandeira, 291 – Condomínio Atlas Office Park

Bloco A – 1º andar – escritórios 22 e 23

Vila Leopoldina – CEP 05.317-020

São Paulo - SP

10.8.1. All notices, demands, requests, consents, approvals, declarations, deliveries, or other communications shall be deemed duly delivered and/or received: (a) at the time they are delivered, if delivered personally; (b) at the time they are received, if sent by mail, express courier service, or the like; or (c) at the time they are received, if sent by electronic means (including email) with due confirmation of receipt.

10.8.2. Any Party may change the address or email to which the notice should be sent by previously sending written notice to the other Parties.

10.9. Nature of Obligations. The obligations contained in this Agreement are assumed by the Parties in an irrevocable and unretractable manner.

10.10. Specific Performance. The commitments and obligations assumed under this Agreement by each of the Parties are subject to specific performance, in accordance with the Code of Civil Procedure, it being agreed that the establishment of indemnification will not constitute adequate and sufficient redress. To this end, the Parties acknowledge that this Agreement, duly signed by two witnesses, constitutes an instrument enforceable out of court for all purposes of the Code of Civil Procedure.

10.11. Expenses and Taxes. As applicable, each Party shall bear its own costs and expenses incurred in the analysis, negotiation, preparation, execution, and implementation of this Agreement, and shall be responsible for the payment of its respective taxes, without any right to reimbursement or redress.

10.12. Electronic Signature. This Agreement may be executed electronically through the DocuSign platform, dispensing with the need for a digital signature using certificates issued in accordance with the parameters of the Brazilian Public Key Infrastructure (ICP-Brasil).

(a) is valid and effective between the Parties, faithfully representing the rights and obligations agreed upon between the Parties; (b) is valid as evidence, as it is capable of preserving the integrity of its content and is suitable to prove the authorship of the signatures of the signatory parties, hereby waiving any right to allege otherwise and assuming the burden of proof to the contrary; and (c) is considered, for all purposes, valid, effective, and enforceable.

10.12.1. Should either Party electronically sign this instrument in a different location, the place of execution shall remain, for all purposes, the City of São Paulo, State of São Paulo, as indicated below.

10.12.2. The Parties acknowledge and agree that, regardless of the date of completion of the electronic signatures, this Agreement shall be considered executed on the date described below, and its effects shall be retroactive to said date.

10.12.3. The Parties also agree that the electronic or digital signature of this Agreement does not prevent or prejudice its enforceability, and shall be considered, for all legal purposes, an instrument enforceable out of court.

10.13. Applicable Law. This Agreement shall be governed and construed by and subject to the laws of the Federative Republic of Brazil.

10.14. Jurisdiction. The Courts of the Judicial District of São Paulo (SP) are hereby elected as the sole courts of competent jurisdiction to resolve any doubts, controversies, and disputes arising from this Agreement, waiving all other jurisdictions, however special or privileged they may be.

IN WITNESS WHEREOF, the Parties sign this Agreement in three (3) identical counterparts, together with two (2) witnesses.

São Paulo, October 28, 2022

[Remaining space intentionally left blank]

[Signature page follows]

[Signature page of the “Partnership Agreement and Other Covenants” entered into by and between JBS S.A., GuiaBolso Pagamentos Ltda., and PicPay Instituição de Pagamento S.A. on October 28, 2022]

JBS S.A.

/s/ Eliseo Santiago Perez Fernandez		/s/ Jeremiah O’Callaghan
Name:	Eliseo Santiago Perez Fernandez	Name:	Jeremiah O’Callaghan
Title:	Management & Control JBS S/A	Title:	Officer

GUIABOLSO PAGAMENTOS LTDA.

/s/ Anderson Chamon
Name:	Anderson Chamon	Name:
Title:	Vice President	Title:

PICPAY INSTITUIÇÃO DE PAGAMENTO S.A.

/s/ Eduardo Chedid		/s/ Anderson Chamon
Name:	Eduardo Chedid	Name:	Anderson Chamon
Title:	Officer	Title:	Vice President

Witnesses:
/s/ Ana Paula Marques		/s/ Thiago David
Name:	Ana Paula Marques	Name:	Thiago David
CPF:		CPF:

1st AMENDMENT TO THE PRIVATE INSTRUMENT OF MUTUAL RESCISSION OF PARTNERSHIP

AGREEMENT AND OTHER COVENANTS

By this private instrument, the Parties:

JBS S.A., a publicly-held company with authorized capital, registered with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 02.916.265/0001-60, headquartered in the city of São Paulo, state of São Paulo, at Avenida Marginal Direita do Tietê, 500, Block I, 3rd Floor, Vila Jaguara, Postal Code (CEP) 05118-100, herein duly represented in accordance with its Bylaws (“JBS”);

GUIABOLSO PAGAMENTOS LTDA., a limited liability business company, registered with the CNPJ/MF under No. 23.829.172/0001-78, with headquarters in the city of São Paulo, state of São Paulo, at Avenida Manuel Bandeira, 291, Cond. Atlas Office Park, Block B, 3rd floor – suites 43 and 44, Vila Leopoldina, Postal Code (CEP) 05317-020, herein duly represented in accordance with its Articles of Association (“GuiaBolso”); and

PICPAY INSTITUIÇÃO DE PAGAMENTO S.A., a privately-held company, registered with the CNPJ/MF under No. 22.896.431/0001-10, with headquarters in the city of São Paulo, state of São Paulo, at Avenida Manuel Bandeira, 291, Cond. Atlas Office Park, Block A, 1st floor – suites 22 and 23, 2nd floor and 3rd floor, Village Leopoldina, Postal Code (CEP) 05317-020, herein duly represented in accordance with its Bylaws (“PicPay”);

JBS, GuiaBolso, and PicPay are hereinafter collectively referred to as “Parties” and individually as a “Party”.

WHEREAS:

(i) the Parties formalized a Partnership for the development of a digital business-to-business Marketplace platform, to be developed by GuiaBolso in accordance with JBS’ needs;

(ii) on October 28, 2022, the Parties entered into a Partnership Agreement and Other Covenants, with the scope of providing on the general terms and conditions of the Partnership (“Agreement”);

(iii) on March 20, 2024, the Parties, in mutual agreement, signed the Private Instrument of Mutual Rescission of Partnership and Others Covenants to terminate all commitments assumed by the Parties in the Agreement and other documents related to the Partnership (“Mutual Rescission”);

(iv) following a review of the costs incurred by GuiaBolso to develop the Platform, the Parties identified the need to rectify the amounts indicated in the Mutual Rescission;

(v) the Parties acknowledge the need to establish a transition period, whereby GuiaBolso shall remain responsible, for a certain period, for technical development of the Platform, customer service, and support to the salesforce system, including the application, support to sellers, and data intelligence, until operation of the Partnership is fully migrated to JBS; and

(vi) The Parties agree to establish the operational procedures necessary to support the aforementioned transition period.

NOW, THEREFORE, the Parties mutually resolve to execute this 1st Amendment to the Mutual Rescission (“1st Amendment”), which shall be governed by the following clauses and conditions.

1. Rectification of Costs. The Parties mutually resolve and ratify the amendment to clause 3 of the Mutual Rescission, which shall now read as follows:

“3. COSTS AND FINANCIAL LIABILITY

3.1. The Parties acknowledge that pursuant to the provisions of the Private Instrument of Advancement of Amounts and Other Covenants entered into on October 27, 2022, as amended on December 29, 2022, JBS advanced GuiaBolso, by the date of the Mutual Rescission, the adjusted amount of forty-four million, four hundred and fifty-eight thousand and thirty- eight Reais and forty-eight cents (BRL 44,458,038.48).

3.2. The Parties acknowledge that JBS made an additional transfer in the amount of fifteen million, five hundred and forty-one thousand, nine hundred and sixty-one Reais and fifty-two cents (BRL 15,541,961.52) as agreed in the Mutual Rescission signed on March 20, 2024.

3.3 The Parties acknowledge that the costs incurred by GuiaBolso, arising from the Partnership established for development of the Platform (“Costs”), total one hundred and twenty million, five hundred and thirty-nine thousand, three hundred and seventy-nine Reais (BRL 120,539,379.00), as documented by GuiaBolso and approved by JBS.

3.4. According to Clause 7.5 of the Agreement, JBS will incur fifty percent (50%) of the Costs, which is equivalent to sixty million, two hundred and sixty-nine thousand, six hundred and eighty-nine Reais and fifty cents (BRL 60,269,689.50), which amount will be settled in favor of GuiaBolso, considering all the contributions made by JBS to GuiaBolso.

2. Obligations and liabilities during the Transition Period. The Parties agree to amend clause 4 of the Mutual Rescission, which shall now read as follows:

“4. TRANSITION PERIOD AND INTELLECTUAL PROPERTY

4.1. Upon signing this Mutual Rescission, GuiaBolso and Picpay agree to adopt all measures necessary to transfer the Intellectual Property Rights arising from the Partnership with JBS, including, but not limited to, the source code of the software used on the Platform, Data Intelligence Module, as well as any other materials or Additional information that enable JBS to continue the development thereof. This transfer excludes trademarks belonging to GuiaBolso, which shall remain the ownership of GuiaBolso.

4.2. GuiaBolso shall remain responsible for technical development of the Platform, customer service, and support to the salesforce system, including the application, support to sellers, and data intelligence, until full migration of the Partnership’s operation to JBS. This migration is scheduled to be completed by November 30, 2024 (” Transition Period”).

4.2.1. Either Party may terminate the Transition Period early, provided that it notifies the other Parties in writing at least thirty (30) days in advance, without incurring any fines or penalties.

4.3. JBS undertakes to monthly reimburse GuiaBolso for all costs incurred during the Transition Period, in the amount of one million, four hundred and thirty-five thousand, six hundred and forty-two Reais and eighteen cents (BRL 1,435,642.18), based on the details set out in EXHIBIT A hereto.

4.3.1. The Parties agree that the above-mentioned amount will be subject to adjustment, either upwards or downwards, in the case of change in personnel and in the costs broken down in EXHIBIT A, always with prior consent from JBS, and no amendment to said exhibit will require an amendment and will automatically reflect the price to be paid to GuiaBolso during the Transition Period.

4.4 Upon lapse of the Transition Period, the Parties shall mutually determine any remaining amount with respect to the total amount monthly paid by JBS to GuiaBolso.

4.4.1. Upon verification of remaining balance in favor of GuiaBolso, JBS shall transfer the total amount assessed in favor of GuiaBolso within forty-five (45) days of the Parties’ agreement regarding the accuracy of such amount.”

3. General Provisions. Without prejudice to the other provisions, the following conditions also apply to this 1st Amendment:

(i) Definitions. All capitalized words that have not been specifically defined in this 1st Amendment shall have the definition assigned thereto in the Agreement.

(ii) Retroactive effects. The effects of this 1st Amendment retroact to April 1st, 2024.

(iii) Applicable Law and Venue. This 1st Amendment shall be governed and construed in accordance with the laws of the Federative Republic of Brazil. The Parties elect the Courts of the judicial District of São Paulo/SP, expressly waiving any other, however privileged it may be, as the courts of competent jurisdiction to resolve any doubts and/or disputes arising from the provisions of this 1st Amendment.

(iv) Electronic Signature. This 1st Amendment will be digitally signed by the Parties and by 2 witnesses, without certification issued by ICP-Brasil, being valid under the terms of Provisional Measure No. 2.200-2, granting a presumption of legal veracity in relation to the signatories in the declarations contained in the 1st Amendment in electronic form.

IN WITNESS WHEREOF, the Parties sign this 1st Amendment electronically, jointly with the witnesses below.

São Paulo/SP, May 27, 2024.

/s/ João Pilla	/s/
João Pilla
JBS S.A.

/s/ Anderson Andrade Chamon do Carmo	/s/ Francisco José Pereira Terra
Anderson Andrade Chamon do Carmo	Francisco José Pereira Terra
GUIABOLSO PAGAMENTOS LTDA.

/s/ Anderson Andrade Chamon do Carmo	/s/ Francisco José Pereira Terra
Anderson Andrade Chamon do Carmo	Francisco José Pereira Terra
PICPAY INSTITUIÇÃO DE PAGAMENTO S.A.

Witnesses:

/s/ Ronaldo de M. Trindade	/s/ Anderson Yudi Tagamor
Name: Ronaldo de M. Trindade	Name: Anderson Yudi Tagamor
CPF:	CPF:

EXHIBIT A

TECH SUPPORT TEAM and N2 Service
Area	Position	Operation	Monthly Cost
Seller Center	SR SYSTEM DEVELOPMENT MANAGER	Picpay General	BRL 96,309.00
Cross	Principal Architect	CI&T General	BRL 90,427.54
Ingestion	Data Developer - Sr	Data Support 24/7 Ingestion	BRL 53,869.53
Ingestion	Data Developer - Mid	Data Support 24/7 Ingestion	BRL 37,310.89
Seller Center	Scrum Master	Pricing/Discount	BRL 50,243.38
Seller Center	Software Architect - Sr	Pricing/Discount	BRL 58,777.18
Seller Center	Software Architect - Sr	Logistics/Catalog/Inventory	BRL 58,777.18
Seller Center	Developer - Sr	Order	BRL 53,869.53
FDV	Developer - Mid	Seller and base Generation	BRL 33,887.78
FDV	Software Architect - Sr	Application	BRL 58,777.18
FDV	Scrum Master	Application	BRL 50,243.38
FDV	Software Architect - Sr	Application	BRL 58,777.18
FDV	Developer - Sr	Application	BRL 53,869.53
FDV	Developer - Mid	Application	BRL 33,887.78
FDV	Developer - Sr	Application	BRL 53,869.53
FDV	Developer - Sr	Application	BRL 53,869.53
Salesforce	PRODUCT SPECIALIST	N2 Service	BRL 37,563.00
Salesforce	JR PRODUCT ANALYST	N2 Service	BRL 10,732.00
Infrastructure	DEVOPS SPECIALIST	Infrastructure	BRL 41,751.00
Infrastructure	SR DEVOPS	Infrastructure	BRL 18,838.00
BRL 1,005,650.12

N2 Service
Four Service Positions (Minimum pursuant to the Law) in the current BPO, includes BPO internal management and telephony				BRL 65,000.00
Service	Picpay	Support Coordinator	N1 Service	BRL 19,385.00
BRL 84,385.00

Amazon Infrastructure
Estimated Monthly Cost	BRL 150,000.00
BRL 150,000.00

DATA TEAM
Picmarket Operation	Company	Position	Picpay Monthly Salary	Monthly Cost (Picpay includes Bonuses and Taxes), CI&T contract cost
Data	Picpay	SR DATA ENGINEER	BRL 14,078.00	BRL 25,394.00
Data	Picpay	MID DATA ENGINEER	BRL 11,289.00	BRL 20,614.00
Data	Picpay	DATA SCIENCE SPECIALIST	BRL 20,632.00	BRL 41,860.00
Data	CI&T	Data Developer - Sr		BRL 53,869.53
Data	CI&T	Data Developer - Sr		BRL 53,869.53
BRL 195,607.06

			Total monthly amount:	BRL 1,435,642.18

(…)